Exhibit 10.53

CONVERSION, TERMINATION AND RELEASE AGREEMENT

THIS CONVERSION, TERMINATION AND RELEASE AGREEMENT (this “Agreement”) is made and entered into as of this 10th day of August, 2016 (the “Effective Date”), by and among, on the one hand, Mr. Jonathan Jackson, an individual (“Jackson”), Lordship Ventures LLC, a Delaware limited liability company (“Lordship Ventures”), and Lordship Ventures Histogen Holdings LLC, a Delaware limited liability company (“Lordship Holdings”), and on the other hand, Histogen, Inc., a Delaware corporation (the “Company”). This Agreement refers to Lordship Ventures, Lordship Holdings, and Jackson each as a “Lordship Party” and collectively as the “Lordship Group”, and to each of the parties named above as a “Party” and together as the “Parties”.

RECITALS

A. Lordship Holdings is a stockholder of the Company and a holder of certain promissory notes, some of which are secured by the intellectual property assets of the Company.

B. Lordship Holdings and Lordship Ventures are each a party to various agreements with the Company.

C. The Company is in advanced stages of negotiating an Exclusive License Agreement with Pineworld Capital Limited, a Hong Kong corporation (“Huapont”), and a financing in which Huapont is expected to purchase shares of the Company’s Series D Preferred Shares (the “Huapont Financing”) in exchange for a $6,000,000 investment in a closing to occur immediately following the execution of this Agreement (the “Closing”).

D. The Parties wish to agree to the terms and conditions of this Agreement to induce Huapont to make the investment under the Huapont Financing, including to: (i) amend, terminate and clarify certain agreements among them; (ii) waive and release claims in connection with such agreements, and (iii) identify additional conditions under which the promissory notes issued to Lordship Holdings would convert into shares of the Company’s capital stock, all as further set forth below.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Definitions. For purposes of this Agreement, in addition to the bold capitalized terms defined in other Sections of this Agreement and in Schedule A, the following terms shall have the meanings ascribed to them below:

“Adjustment” has the meaning set forth in the Series C Note.

“Affiliate” means, with respect to any Person, (a) any other Person who directly or indirectly, controls, is controlled by or is under common control with such Person, including any general partner, limited partner, managing member, officer or director of such Person, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Person, or (b) a general or limited partner of such Person.

“Amended and Restated Investment Documents” means the Amended and Restated Right of First Refusal Agreement, Amended and Restated Investors Rights Agreement, and Amended and Restated Voting Agreement, each to be entered into by the Company, Lordship Holdings and Huapont in connection with the Closing in the forms attached hereto as Exhibit A.

“Claim” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Deemed Liquidation” has the meaning set forth in the Amended and Restated Certificate of Incorporation of the Company to be filed with the Secretary of State of the State of Delaware immediately prior to the Closing, and amendments thereto.

“Effective Time” means immediately before the Closing.

“Governmental Body” means any: (A) nation, state, county, city, town, district, or other jurisdiction of any nature; (B) federal, state, local, municipal, foreign, or other government; (C) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (D) multinational organization or body; or (E) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Intellectual Property Rights” means, with respect to a Person, any and all patents, patent applications and other patent rights and any other governmental authority-issued indicia of invention ownership, including the patents and patent applications, and all reissues, divisions, continuations, continuations-in-part, renewals, extensions and reexaminations thereof and amendments thereto), any and all trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, whether registered or unregistered, including the trademark registrations and applications, together with the goodwill connected with the use thereof and symbolized thereby and all extensions and renewals thereof, any and all copyrights, copyright applications and registrations, and like protections in each work of authorship, whether registered or unregistered and whether published or unpublished, including the copyright registrations and applications, and all extensions and renewals thereof, all rights of any kind whatsoever accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions and otherwise throughout the world, any and all licenses and other agreements in which such Person has granted or is granted a license or other right under any of the foregoing, any and all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing, any and all Claims, whether occurring before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive and other legal and equitable relief for past, present and future infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages or Losses.

“Lordship Agreement” means each of the agreements set forth in Schedule A, and collectively, the “Lordship Agreements”

“Loss” means any liability, loss, claim, settlement payment, cost, expense, interest, award, judgment, damages (including punitive damages), diminution in value, fines, fees, penalties or other charge, and any taxes.

“New Maturity Date” means February 1, 2018.

“Previous Stockholder Rights” means, except as set forth in the Amended and Restated Financing Documents, any rights of the Lordship Parties, obligations of the Company or restrictions on the Company that were intended to (or did) protect the Lordship Parties or its rights as a stock holder under the Previous Stockholder Agreements, all previous Certificates of Incorporation (the Fourth Amended and Restated Certificate of Incorporation, the Third Amended and Restated Certificate of Incorporation, the Second Amended and Restated Certificate of Incorporation, the (previous) Amended and Restated Certificate of Incorporation and the original Certificate of Incorporation) and previous Bylaws of the Company.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association, organization, or other entity or Governmental Body.

“Released Parties” means Company, its Affiliates, and each of their respective current and former officers, directors, employees, members, agents, investors, attorneys, shareholders, administrators, insurers, representatives, trustees, divisions, and subsidiaries, and predecessor and successor Persons and assigns.

“Trigger Amount” means at least Seventeen Million Dollars ($17,000,000) in gross revenue determined in accordance with general accepted accounting principles from July 1, 2016, together with funds raised by the Company on or after the Effective Date by (a) the sales of equity securities with no redemption rights (or similar rights) to cause the Company to repurchase such shares in less than two years from issuance, or (b) the sales of assets; less the amount paid by the Company to: (i) redeem or repurchase any of its then outstanding securities following the Effective Date; (ii) to pay any dividends or distributions to the Company’s equity holders; (iii) repay the Promissory Note issued to Leonard H. Lavin dated Oct 22, 2008; and provided further that the funds that are designed for the purpose of artificially achieving the Trigger Amount shall not be included in the Trigger Amount; and further, that funds from sales under subsections (a) or (b) that are approved by the Board are counted to the full extent funds are received by the Company notwithstanding that they may arise from related party transactions. To remove any doubt, the $5,750,000 raised (if raised) in the Closing will count towards the Trigger Amount.

2. Conversion of the Series C Note. Effective as of the Effective Time, all principal amounts outstanding under the Series C Note will convert automatically and without further action by the Parties into (i) 3,000,000 shares of the Company’s Series C Preferred, (ii) 1,672,829 shares of the Company’s Common Shares (after taking into account the Adjustment to be effectuated upon the completion of the Huapont Financing), and (iii) the right as set forth in the Series C Note to receive the benefit of future Adjustments (the “Series C Conversion”). All interest accrued under the Series C Note will be deemed waived. Lordship represents and warrants that neither the Lordship Group nor any of its Affiliates has any other debt instrument or debt security, convertible or otherwise, under which the Company has any other obligation to any Lordship Party other than the Series B Notes and the 2016 Notes, except as may be contained in the Continuing Agreements. In connection with the foregoing, the Company hereby agrees to issue to Lordship Holdings such shares of capital stock, and shall promptly issue to Lordship Holdings, stock certificates in respect of the foregoing and record such stock certificates in the Company’s stock ledger. Lordship confirms and agrees that, if the disclosure contained in Section 4.2(c) of the Series D Stock Purchase Agreement to be entered into between Huapont and the Company in connection with the Huapont Financing (“Purchase Agreement”) is true and correct, then 1,672,829 shares of the Company’s Common Shares will be due and to be issued to Lordship Holdings upon the Series C Conversion after taking into account the Adjustment to be effectuated upon the consummation of the Huapont Financing.

3. Other Debt Obligations. Effective as of the Effective Time, all of the Released Parties obligations under all Convertible Note Documents shall be deemed satisfied, all of the outstanding principal and interest thereon shall be deemed fully paid and cancelled, and all obligations, covenants, representations or warranties under the Convertible Note Documents together with the Convertible Note Documents themselves will be deemed terminated and of no further force or effect except: (a) the following Sections of the Third NPA: 6.1(c)-(g),(j),(k), Article VIII and all definitions in such agreement; provided that they will not be in effect from the Effective Date to six (6) months thereafter; (b) the Series B Notes as amended by this Agreement; and (c) the provisions in the Series C Note governing the Company’s obligation to effectuate Adjustments after the Conversion based on subsequent Securities Issuance Transactions (as defined in the Series C Note) after the Closing, including without limitation, Section 3 thereof. For the avoidance of doubt, though the 2016 Notes are not Convertible Note Documents, they too shall remain in effect, as amended by this Agreement. At the Closing, Lordship will tender all Loan Term Sheets, Preliminary Series B Notes, and the Common Stock Warrant for cancellation.

4. The Series B Notes.

4.1 New Maturity Date. Each Series B Note is hereby amended so that the definition of “Payment Date”, as set forth in Section 1 of each such note, is amended to be the New Maturity Date, meaning that the holder of any Series B Note may not call or otherwise demand payment of all or any portion of such Series B Note until the New Maturity Date, except in the case of an “Event of Default” as permitted under the terms of the Series B Notes. The Company may make payments against the Series B Notes at any time after (i) the results of a 24 week time primary efficacy endpoint of the Phase II clinical trial in the United States related to the Company’s Hair Stimulating Complex product has been delivered to the Company’s Board of Directors (the “Board”), and (ii) the New Maturity Date, if the holder(s) of such Series B Notes have not elected to convert such Series B Notes or there has not been a Series B Conversion (as defined below) before the New Maturity Date. Prior to making each and any such payment, the Company shall provide the holder of such Series B Note with thirty (30) days prior written notice during which period the such holder may elect to convert any or all of such Series B Note to equity. Only the holder of Series B Note(s) with rights to a majority of the aggregate outstanding balances of the Series B Notes may exercise any rights under the Security Agreements, provided such holder or holders may do so on behalf of all holders.

4.2 Conversion of the Series B Notes. All principal amounts outstanding under the Series B Notes will convert automatically and without further action by the Parties into shares of the Series B Preferred of the Company in accordance with Section 3 of each Series B Note as if the holder had demanded conversion of such Series B Note (which demand will have been deemed to occur) upon both (i) the achievement of the Trigger Amount, and (ii) the delivery by the Company of written notice of such achievement to Lordship Holdings, which notice shall identify each payment or transaction and the proceeds thereof, that caused the Trigger Amount to be achieved (a “Series B Conversion”).

4.3 Conversion of Assigned Series B Notes. Upon a Series B Conversion (and only upon a Series B Conversion), all principal amounts outstanding under the Series B Notes that are no longer held by Lordship Holdings will convert automatically and without further action by the Parties into shares of the Series B Preferred of the Company in accordance with Section 3 of each Series B Note as if the holder had demanded conversion of such Series B Note (which demand will have been deemed to occur).

4.4 Release of Security Interests. The Parties hereby agree that upon either: (a) a Series B Conversion; or (b) the election by the holders of Series B Note(s) with rights to a majority of the aggregate outstanding balances of the Series B Notes to convert such Series B Notes and their subsequent conversion; all security interests under the Security Agreements shall be immediately released and discharged, and all interest in and to all tangible and intangible assets under the Security Agreements shall be returned, re-assigned and released in full to the Company, including, all Intellectual Property Rights

(the “IP Assets”). The Lordship Group shall, at the expense of the Company, take all requisite action to effect the foregoing discharge of security interests and termination of the Security Agreements, including, (i) making all requisite filings, at the Company’s expense, including filing UCC-3 termination statements, and filing notices with the United States Patent and Trademark Office or any other Governmental Body; and (ii) instructing all agents and third parties to effect the foregoing release and discharge of the foregoing security interests.

4.5 DELETED.

4.6 Deemed Liquidation. If the Company intends to consummate a Deemed Liquidation before or after the New Maturity Date, and some or all of principal amounts under the Series B Notes remain outstanding, then Lordship Holdings may elect to convert such principal amounts under the Series B Notes before the consummation of such Deemed Liquidation transaction into shares of Series B Preferred by written notice delivered to the Company in accordance with the terms and conditions of such Series B Notes (as amended by this Agreement). To the extent that Lordship Holdings does not convert all such principal amounts at least fifteen (15) days before the consummation of the Deemed Liquidation, the Company or any other Person may pay all or a portion of the balances remaining under the Series B Notes notwithstanding that such payment would occur before the New Maturity Date. The Series B Notes may not be converted after the consummation of the Deemed Liquidation.

4.7 Amendments to the Notes. Section 4 of each Series B Note is amended such that it shall refer to Section 5.5 of the Charter (rather than “Section 5.7”). Each Series B Note is amended such that “Charter” shall refer to the Amended and Restated Certificate. Lordship Holdings acknowledges and agrees that the additional shares granted under Section 7 and the issuance of 190,377 shares of Common Shares granted to Huapont in connection with the Huapont Financing will not be deemed a Securities Issuance Transaction under the Series C Note and therefore an Adjustment with respect to such additional shares is not required. Each of the 2016 Notes is hereby amended to provide all amounts due thereunder shall be due and payable in one installment on July 25, 2018. The 2016 Note dated February 15, 2016 is hereby amended to increase the principal amount by $34,182. Section 6 of the Series B Notes is amended to read as set forth in Exhibit A.

4.8 IP Licenses. Should the holder of the Series B Notes (or any Series B Note, or assignee of any right under the Series B Note) take possession of the IP Assets by exercising rights set forth in the Security Agreements, such party (or parties) shall first agree to assume the LSA license currently in advance stages of negotiation with Huapont (however, only if such license is finalized and entered into by the Company), together with all the rights and obligations of the Company under such license agreement.

4.9 Partial Sale of IP. The Company may sell a portion of the IP Assets free and clear of the lien granted in accordance with the Security Agreements, and Lordship Holdings hereby, as it relates exclusively to the Security Agreements and no other consent rights it might have, gives its irrevocable consent to the Company selling such IP Assets free and clear of such lien, provided that such portion of the IP Assets constitutes non-essential assets only, and in any case does not include any intellectual property that is used or licensed in connection with the Company’s Hair Stimulating Complex product or any derivatives thereof, if the proceeds of such sale, together with all prior Trigger Transactions, results in the Trigger Amount being achieved and such sale is completed on or before the New Maturity Date.

5. Amended and Restated Financing Documents. Effective as of the Closing, Lordship Group hereby (i) waives all of its rights under the Previous Stockholder Rights Agreement and any lack of performance by the Company thereunder, (ii) approves and gives its consent to the Huapont Financing, and agrees to enter into each of the Amended and Restated Investment Documents, at which time the Amended and Restated Investment Documents will constitute the full and entire understanding and agreement between the Parties with respect to the subject matters thereof, and any other written or oral agreement relating to the subject matter thereof existing between any of the Parties including the Previous Stockholder Rights Agreements will be expressly superseded and of no further effect.

6. Series B SPA and Product License Term Sheet. To the extent that the Series B SPA or Product License Term Sheet have any obligations, covenants, representations or warranties that remain unexpired and have not lapsed as of the Effective Time, then, effective at the Effective Time, all obligations, covenants, representations or warranties under the Series B SPA and Product License Term Sheet will be deemed to have expired or to be terminated, and the Series B SPA and Product License Term Sheet will be deemed terminated and of no further effect.

7. Participation.

7.1 Controller. Promptly after the Closing, the Company will hire an experienced controller (e.g. a financial controller or CFO) or operating officer who will be responsible for the Company’s obligations under this Section 7, and will use his or her best efforts be available to the members of the Board during each Board meeting required under Section 7.2. Such individual shall be actively involved in reviewing the Company financials and preparing the Company’s budget. Additionally, the Board shall form a Budget Committee that shall work with such individual and who shall oversee such individual. Any payments to be made by the Company that do not comply with a budget approved by the Board must be approved by such individual and the Budget Committee. The person hired for this purpose may be replaced by another experienced controller or operating officer by the Board. Until such time that the Company has identified an appropriate individual, the foregoing role will be filled by a party reasonably acceptable to the parties.

7.2 Recurring Board Meetings. The Company will schedule and conduct regular meetings of the Board at least every two (2) months on the same day of the month (e.g. the second Wednesday of such month) and will not reschedule such meeting unless: (a) that day falls on a federal holiday of the United States of America, in which case the Company will reschedule it for the same week day of the following week; or (b) it is rescheduled to a date consented to by a Party of the Lordship Group or one of the members of the Board designated by Lordship Holdings. The Company will circulate an agenda to the members of the Board at least two days before such meetings, together with an updated budget that will be presented to the Board. The Company may schedule other meetings of the Board, provided that it gives Board members the notice required under Delaware General Corporate Law.

7.3 Material Licenses. The Company may not enter into: (i) any material license of Company patents or material sales agreement for the sale of the Company’s products (not including sales of materials or supplies to other Persons for the manufacture of the Company’s products) for an amount greater than $100,000; (ii) the sale of debt or equity securities of more than $300,000; and (iii) any transaction that would constitute a Deemed Liquidation (each a “Material Transaction”) without the approval of at least one of Lordship Holdings, Lordship Ventures, or a Board member designated by Lordship Holdings unless:

7.3.1 Lordship received notice that the Company is pursuing discussions or negotiations regarding a potential Material Transaction with seven (7) business days of the onset of substantive discussions with the counterparty that includes the exchange of a term sheet or otherwise the exchange of material terms (“Substantive Discussions”); and

7.3.2 either Lordship Holdings is invited to participate; or the Company informs Lordship Holdings that a partner from Sheppard Mullin Richter & Hampton LLP (or other law firm that is reasonably acceptable to the Company and Lordship Holdings) is involved in the Substantive Discussions and negotiations, and such partner (or his or her partner) is and remains involved in the Substantive Discussions and negotiations throughout the course thereof; OR

7.3.3 Lordship received notice under 7.3.1, and either the Board or at least one of Lordship Holdings, Lordship Ventures, or a Board member designated by Lordship Holdings approved the material terms of such Material Transaction, and thereafter the Company shall be free to pitch to, offer to, negotiate with or otherwise engage in discussions with other parties based on the same material terms without further notice to Lordship Holdings; provided that with respect to Substantive Discussions with such additional parties, either Lordship Holdings is invited to participate; or a partner from Sheppard Mullin Richter & Hampton LLP (or other law firm that is reasonably acceptable to the Company and Lordship Holdings) is involved in the Substantive Discussions and negotiations, and such partner (or his or her partner) is and remains involved in the Substantive Discussions and negotiations throughout the course thereof.

Notice may include discussion of the Material Transaction at a Board meeting that would constitute a valid Board meeting under Delaware law.

7.4 Expiration. This Section 7 will expire upon the earlier of: (a) achievement of the Trigger Amount, (b) a Deemed Liquidation, or (c) an IPO.

8. Additional Shares. In consideration for entering into this Agreement, at the Closing, the Company will issue to Lordship Holdings 2,600,000 shares of the Company’s Common Shares without any additional payment due. Lordship Holdings hereby makes the same representations and warranties as made by the Investor in Section 5 of the Series D Stock Purchase Agreement to be executed at the Closing by Huapont, and for such purposes “Investor” shall refer to Lordship Holdings and “Shares” shall refer to the 2,600,000 of Common Stock referred to in this Section 8. Notwithstanding the foregoing, Lordship Holdings does not make any representation or warranty concerning anything related to the law and regulations of the People’s Republic of China or any of its affiliated regulatory bodies.

9. Payment. At the closing, the Company will pay to Lordship Holdings $50,000 promptly but in any case within five (5) business days of the Closing which amount shall apply as payment against the balance of the 2016 Note that is dated April 21, 2016. Such payment shall be made by wire transfer of immediately available funds to the following account:

Bank	Wells Fargo Bank
Routing Number
Account Title

Account Number

10. Termination of Lordship Agreements. Lordship Ventures, Lordship Holdings, and Jackson each hereby represents and warrants to the Company, and the Company represents and warrants to Lordship Ventures, Lordship Holdings and Jackson, that, to each party’s knowledge: (a) as of the Effective Date there are no agreements, understandings or arrangements, in writing or otherwise, between the Company, or any party on its behalf, and any Person in the Lordship Group, other than the Lordship Agreements, and (b) as of the Closing, there will be no agreements, understandings or arrangements, in writing or otherwise, between the Company, or any party on its behalf, and any Person in the Lordship Group, other than the following agreements and instruments (the “Continuing Agreements”): the Amended and Restated

Financing Documents, this Agreement, the Series B Notes (as amended by this Agreement), the provisions of the Series C Note obligating the Company to effectuate an Adjustment upon the completion of any Securities Issuance Transaction (as defined in the Series C Note), the Security Agreements, the 2016 Notes, the Success Fee Agreement, the Release, the Indemnification Agreement, the Distribution and Contribution Agreement, the Series D Warrants and the following Sections of the Third NPA: 6.1(c)-(g),(j),(k), Article VIII and all definitions in such agreement, provided that they will not be in effect from the Effective Date to six (6) months thereafter. Except for the Continuing Agreements, effective as of the Effective Time, each of the Lordship Agreements, and all rights, covenants and obligations therein, shall be terminated in their entirety, rendered null and void and of no force and effect. The sole and exclusive remedy for any breach of the foregoing representation or warranty in this Section 10 is that the Parties agree that any agreements, understandings or arrangements, in writing or otherwise, between the Company, or any party on its behalf, and any Person in the Lordship Group, other than those specified in Section 10(b) above are hereby terminated and nullified.

11. Release of Claims.

11.1.1 Lordship Group Primary Release. In consideration for entering into this Agreement and other consideration that each Lordship Party hereby acknowledges as sufficient, Lordship Ventures, Lordship Holdings and Jackson, on its own behalf and on behalf of each of his or its Affiliates, and each of its respective officers, directors, members, managers, partners, representatives, agents, heirs, family members, executors, agents, and assigns (collectively, “Lordship Releasors”), hereby and forever irrevocably releases the Released Parties from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any Claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, and waives and discharges each of the foregoing, whether presently known or unknown, suspected or unsuspected, accrued or unaccrued, contingent or otherwise, that any of the Lordship Releasors may possess against any Released Party arising from any omissions, acts, facts, damages or Losses, that have occurred up until, and including, the Closing, including, as pertaining to any Lordship Agreement, the Previous Stockholder Rights, any Lordship Protective Right or the Huapont Financing, provided however, that nothing in this Section 11.1.1 applies, in any way to anything related to the Lordship Releasor’s rights under or with respect to the Continuing Agreements. Each Person in the Lordship Group represents and warrants that, as of the Effective Time, such Person has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section 11.1.1.

11.1.2 Lordship Group Specific Release. In consideration for entering into this Agreement and other consideration that each Lordship Party hereby acknowledges as sufficient, Lordship Releasors, hereby and forever irrevocably releases the Released Parties from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any Claim, complaint, charge, duty, obligation, demand, or cause of action, and waives and discharges each of the foregoing, whether presently known or unknown, suspected or unsuspected, accrued or unaccrued, contingent or otherwise, that any of the Lordship Releasors may possess against any Released Party arising from any breach by the Company of its representations, warranties, covenants or other obligations under the Continuing Agreements that have occurred any time up until, and including, the Closing. Each Person in the Lordship Group represents and warrants that, as of the Effective Time, such Person has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section 11.

11.1.3 Lordship Group Additional Waiver. In particular and without limitation to the foregoing releases in Sections 11.1.1 and 11.1.2, the Lordship Releasors: (a) waive all breaches and under the Convertible Note Documents; and (b) acknowledge and agree that none of the Huapont Financing, the Closing, nor any event, action, or failure to act before the Closing shall be treated as an “Event of

Default” or breach under the Series C Note, Series B Notes, the surviving provisions of the Third NPA, or Security Agreements. For the avoidance of doubt, none of the interest accrued under the Series B Notes or 2016 Notes will be released but will be calculated instead at the interest rate applicable if no breach or “Event or Default” has occurred through until the Closing.

11.2 Company. In consideration for entering into this Agreement and other consideration that the Company hereby acknowledges as sufficient, the Company on its own behalf and on behalf of each of his or its Affiliates, and each of its respective officers, directors, members, managers, partners, representatives, agents, heirs, family members, executors, agents, and assigns (collectively, “Company Releasors”), hereby and forever irrevocably releases Lordship Ventures, Lordship Holdings and Jackson and each of their respective Affiliates, and each of their respective current and former officers, directors, employees, agents, investors, attorneys, members, shareholders, administrators, insurers, representatives, trustees, divisions, and subsidiaries, and predecessor and successor Persons and assigns (collectively, the “Lordship Released Parties”) from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any Claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, and waives and discharges each of the foregoing, whether presently known or unknown, suspected or unsuspected, accrued or unaccrued, contingent or otherwise, that Company Releasors may possess against any Lordship Released Party arising from any omissions, acts, facts, damages or Losses, that have occurred up until, and including, the Closing, including, as pertaining to any Lordship Agreement, any Lordship Protective Right or the Huapont Financing. The Company represents and warrants that, as of the Effective Time, the Company has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section 11.

11.3 Scope. To clarify the intent of the Parties, nothing in this Section 11 will be read to waive breaches or defaults after the Closing by any of the Parties under the Amended and Restated Investment Documents the Continuing Agreements, or any of the other agreements or instruments set forth in Section 10(b), or to release any Claims or Losses arising after the Closing. The release and agreements not to sue under this Section 11 does not extend to the obligations, representations or warranties under this Agreement.

12. California Civil Code Section 1542. The Company and the Lordship Parties acknowledges that they have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Company and the Lordship Parties, being aware of said code section, agree that the releases set forth in Section 11 are intended as a full and complete release, and agree to expressly waive any rights they may have thereunder, as well as under any other federal or state statute or common law principles of similar effect.

13. No Pending or Future Lawsuits. The Lordship Parties each represents and warrants that they have no lawsuits, claims, or actions pending in their name, or on behalf of any other Person or entity, against any Released Party. The Lordship Parties each also represents and warrants that such Party does not intend to bring any claims on its or his own behalf or on behalf of any Released Party. The Company represents and warrants that it has no lawsuits, claims, or actions pending in its name, or on behalf of any other Person or entity, against any Lordship Released Party. The Company also represents and warrants that it does not intend to bring any claims on their own behalf or on behalf of any Released Party.

14. Third Party Beneficiaries. The Released Parties (other than Company) are third party beneficiaries of this Agreement in accordance with its terms. The Lordship Released Parties (other than the Lordship Parties) are third party beneficiaries of this Agreement in accordance with its terms.

15. Other Matters.

15.1 Replacement Note.

15.1.1 Lordship Holdings hereby represents and warrants that (i) it is the Holder of Series B Note 3, (ii) following a diligent search, it has been unable to locate the original version of Series B Note 3 (though it retains a photocopy thereof), and (iii) Series B note has not been sold, transferred or pledged.

15.1.2 At the Closing, in accordance with Section 8 of Series B Note 3, the Company shall provide Lordship Holdings with a replacement originally executed Series B Note 3.

15.1.3 The Holder hereby agrees to indemnify and hold the Company harmless for any claim of ownership to Series B Note 3 as the result of the tendering to the Company of the previously issued (and misplaced) version of such note.

15.2 Board Designee Indemnification Agreements. At the Effective Time, the Company shall executed and deliver to each of Lordship Holding’s designees to the Board, the Indemnification Agreements attached hereto as Exhibit B, which the Company represents are in substantially the same form as the Indemnification Agreement being provided to Huapont’s Board designee at the Closing. If Lordship Holding’s designees to the Board shall change, the Company shall provide an Indemnification Agreement, in the substantially the same form, to any new designee at the time that such new designee is added to the Board.

16. Miscellaneous.

16.1 Successors and Assigns. Lordship Holdings and any subsequent holder of the Series C Note or Series B Notes shall only be assigned or otherwise receive such convertible note (or rights thereunder) subject to the terms and conditions of this Agreement, and must first agree with the Company in writing to comply with the terms and conditions set forth in this Agreement that apply to or affect the Series C Note or Series B Notes (as applicable) or govern the rights of the holder of such convertible notes or the rights or obligations of the Company under such convertible notes. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

16.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

16.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

16.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

16.5 Notices. All written notices hereunder by any Party shall be given by personal delivery (including reputable courier service), fees prepaid, or by sending such notice by registered or certified mail return receipt requested, postage prepaid or via an internationally recognized overnight courier service. Such notices shall be deemed to have been given, delivered and received upon receipt or attempted delivery (if receipt is refused), as the case may be, and the date of delivery identified by the applicable postal service on any return receipt card or confirmation by courier service, even if such delivery was refused. Notices also may be sent by facsimile transmission or email, which shall be deemed given, delivered and received when sent if: (a) the Party transmitting the notice also sends such notice the same day by any of the other notice methods described above; or (b) the receiving Party confirms receipt in any manner. Each such notice must name the individual and title designated for notices and be addressed to the Party as set forth on the signature pages below. Any Party, by five (5) days written notice to the other as above described, may alter the address or named recipient for receipt by it of written notices hereunder. If notice is given to the Lordship Group, a copy shall also be sent to Satz Law Group LLC, 230 Passaic Avenue, 1st floor, Fairfield, NJ 07004, Attn: Brian M. Satz, Esq., Facsimile: (973) 255-1010, Email: bsatz@satzlawgroup.com; and if notice is given to the Company, a copy shall also be given to Sheppard, Mullin, Richter & Hampton LLP, 333 S. Hope Street, 48th Floor, Los Angeles, CA 90071, Attn: Will Sarat Chuchawat, Esq., Facsimile: (213) 443-2708, Email: wchuchawat@sheppardmullin.com.

16.6 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and a Person in the Lordship Group. Any amendment, termination or waiver by a Person in the Lordship Group will be binding upon each Person in the Lordship Group and any assignees.

16.7 Further Assurances. Each of the Parties hereto shall, at its expense, and shall cause its respective Affiliates to, from time to time at the request of the other Party, without any additional consideration, furnish the other Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary, appropriate or desirable, to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

16.8 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

16.9 Severability. If any provision of this Agreement is held invalid or unenforceable by an arbitrator in arbitration or by a court of competent jurisdiction, the court or arbitrator should endeavor to give effect to the Parties’ intentions as reflected in such provision, and if the court or arbitrator cannot do so, then strike the invalid or unenforceable provision in which case this entire Agreement will be construed as if not containing such particular invalid or unenforceable provision and the rights and obligations of the Parties will be construed and enforced accordingly with the remaining provisions given their full force and effect.

16.10 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled. The terms and conditions of this Agreement amend and modify any conflicting terms and conditions of any Continuing Agreement (or any other agreement between the parties as of the Closing other than the Amended and Restated Investment Documents). This Agreement includes the following Schedules and Exhibits:

Schedule A – Lordship Agreements

Exhibit A – Amended and Restated Investment Documents

Exhibit B - Board Member Indemnification Agreements

16.11 Dispute Resolution. Any dispute, controversy or claim arising from this Agreement other than for injunctive or other equitable relief, shall be submitted to final, binding and non-appealable arbitration before the American Arbitration Association (the “AAA”). A single neutral arbitrator shall preside unless a Party requests a panel of three neutral arbitrators, in which case three arbitrators will preside, and the Party that requested a proceeding with three arbitrators will pay 2/3 of the fees of the arbitrators presiding. To the extent the identity of the arbitrator(s) is not agreed by the Parties within fourteen (14) days following the commencement of notice by any Party of its intention in writing to immediately submit a dispute for arbitration, the AAA will have the discretion to select the neutral arbitrator that it believes is best suited for the arbitration in terms of experience and availability, having reasonable experience in corporate finance transactions of the type provided for in this Agreement, and its selection will be final. Such arbitration shall take place in Los Angeles, California, and shall be conducted in accordance with the commercial rules of the AAA then in effect. Any matters (such as petitions for injunctions or other equitable relief) not otherwise covered by the aforementioned arbitration by the AAA shall be resolved exclusively in the state and federal courts located in the City of Los Angeles, California, and each Party irrevocably and unconditionally (a) submits to the exclusive jurisdiction and venue of the United States District Court for the Central District of California, or any state court sitting in Los Angeles County, California, for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) hereby waives, and agrees not to assert any claim that it is not subject personally to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

16.12 Interpretation. This Agreement does not create a partnership, franchise, joint venture, agency, fiduciary or employment relationship between the Parties. The word “or” as used in this Agreement has the meaning equivalent to “and/or”. The terms ‘include’ and ‘including’ will be deemed to be immediately followed by the phrase “without limitation”. This Agreement does not confer any rights or benefits to any third party beneficiaries except for as stated in Section 11. The headings appearing at the beginning of sections have been inserted for identification and reference purposes only and must not be used to construe or interpret this Agreement. The word “will” expresses an obligation of a party equivalent to “shall” when a party is the subject of the sentence. The Agreement will not be construed in favor of or against any party by reason of the extent to which any party participated in the preparation of this Agreement. The headings appearing at the beginning of several Sections contained in this Agreement have been inserted for identification and reference purposes only and must not be used to construe or interpret this Agreement. Should any terms of this Agreement be determined to be otherwise void or unenforceable by any arbitrator or court of competent jurisdiction, such terms will be deemed amended to achieve as nearly as possible the same economic effect as the original terms and the remainder of this Agreement will remain in full force and effect. The parties hereto confirm that they have requested that this Agreement and all attachments and related documents be drafted in English.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Conversion, Termination and Release Agreement as of the Effective Date.

LORDSHIP VENTURES LLC
c/o Lordship A.S.

HISTOGEN, INC.
Attention: Jonathan Jackson	10655 Sorrento Valley Road
Facsimile:	San Diego, CA 92121
Email:	Attention: President
Facsimile:
Email:

/s/ Jonathan Jackson
By Jonathan Jackson, Managing Member

LORDSHIP VENTURES HISTOGEN
HOLDINGS LLC	/s/ Dr. Gail Naughton
c/o Lordship A.S.	By Dr. Gail Naughton, President and CEO

Attention: Jonathan Jackson
Facsimile:
Email:

/s/ Jonathan Jackson
By Jonathan Jackson, Managing Member

JONATHAN JACKSON
c/o Lordship A.S.

Attention: Jonathan Jackson
Facsimile:
Email:

/s/ Jonathan Jackson
By Jonathan Jackson

[Signature Page to Conversion, Termination and Release Agreement]

Schedule A

Lordship Agreements

I. Convertible Notes and Related Agreements

Document	Dated	Defined Term
1. Note Purchase Agreement by and between Jackson and the Company	May 5, 2010, as amended on June 30, 2010	First NPA

2. Note Purchase Agreement by and between Lordship Ventures and the Company,	August 18, 2010, as amended on May 2, 2011	Second NPA

3. Series B Senior Secured Convertible Notes issued to Lordship Ventures	May 16, 2012, May 30, 2012, June 11, 2012, June 27, 2012, July 11, 2012, July 25, 2012, August 8, 2012, August 9, 2012, August 22, 2012, September 7, 2012, September 21, 2012, October 5, 2012, October 10, 2012, October 18, 2012, October 30, 2012, and November 2, 2012	Preliminary B Notes

4. Confirmation of Terms re: Contemplated Convertible Loan	September 22, 2011, December 7, 2011, December 28, 2011, December 29, 2011, January 4, 2012, January 12, 2012, January 18, 2012, January 24, 2012, February 22, 2012, March 22, 2012, May 2, 2012, and April 6, 2012,	Loan Term Sheets

5. Series A Senior Secured Convertible Notes, issued by the Company to Lordship Ventures, in an aggregate amount of $3,000,000.	May 5, 2010, June 22, 2010 and August 18, 2010,	Series A Notes

6. Note Purchase Agreement by and between Lordship Holdings and the Company	November 19, 2012	Third NPA

7. Senior Secured Convertible Note Convertible into Shares of Series B Preferred Stock No. 1 for $2,212,500	November 19, 2012	Series B Note 1

8. Senior Secured Convertible Note Convertible into Shares of Series B Preferred Stock No. 2 for $179,500	November 19, 2012	Series B Note 2

[Schedule A]

9. Senior Secured Convertible Note Convertible into Shares of Series B Preferred Stock No. 3 for $200,000	December 11, 2012	Series B Note 3 (and together with the Series B Note 1 and Series B Note 2, the “Series B Notes”)

10.  Series C Convertible Note issued by the Company to Lordship Holdings in the original principal amount of $3,000,000, as set forth in the Third NPA (replacing all predecessor notes aggregated in the Series C Note)

	November 19, 2012	Series C Note (and together with the First NPA, Second NPA, Third NPA, Loan Term Sheets, Series A Notes, Preliminary Series B Notes, Series B Notes, the “Convertible Note Documents”)

11. Security Agreement by and between Lordship Holdings and the Company, as amended on January 1, 2014	November 19, 2012	Security Agreement (and together with the Patent Security Agreement, the Trademark Security Agreement, and the Copyright Security Agreement, the “Security Agreements”)

12. Patent Security Agreement by and between Lordship Holdings and the Company	November 19, 2012	Patent Security Agreement

13. Trademark Security Agreement by and between Lordship Holdings and the Company	November 19, 2012	Trademark Security Agreement

14. Copyright Security Agreement by and between Lordship Holdings and the Company	November 19, 2012	Copyright Security Agreement

15. Promissory Notes issued by the Company to Lordship Holdings in an aggregate amount of $100,000	February 15, 2016, March 20, 2016, and April 21, 2016	2016 Notes

II. Previous Stockholder Rights Agreements

Document	Dated	Defined Term
16. Right of First Refusal and Co-Sale Agreement, by and among Lordship Holdings, the Company and certain stockholders of the Company	November 19, 2012	ROFR Agreement

17. Voting Agreement by and among Lordship Holdings, the Company and certain stockholders of the Company	November 19, 2012	Voting Agreement

18. Investor Rights Agreement by and between Lordship Holdings and the Company	November 19, 2012	IRA (and together with the ROFR Agreement and Voting Agreement, the “Previous Stockholder Rights Agreements”)

[Schedule A]

III. Other Agreements

Document	Dated	Defined Term
19. Strategic Relationship Success Fee Agreement, by and between Lordship Ventures and the Company, as amended on August __, 2016	November 19, 2012	Success Fee Agreement

20. Stock Purchase Agreement by and between Lordship Holdings and the Company	November 19, 2012	Series B SPA

21. Term Sheet for License Agreement by and between Lordship Holdings and the Company	November 19, 2012	Product License Term Sheet

22. Common Stock Warrant to purchase 2,000,000 shares of Common Stock	November 19, 2012	Common Stock Warrant

23. Release executed by Lordship Ventures and the Company	October 5, 2012	Release

24. Indemnification Agreement by and between Lordship Ventures and the Company	January 12, 2012	Indemnification Agreement

25. Warrants to purchase 100,000 shares of Series D Preferred Stock, pursuant to a Series D Convertible Preferred Stock Warrants issued by the Company to Lordship Holdings	February 15, 2016, March 20, 2016 and April 21, 2016	Series D Warrants

26. Loan Agreement by and between Lordship Holdings and the Company	November 20, 2015	Loan Agreement

27. Distribution and Contribution Agreement by and among the Parties	November 19, 2012	Distribution and Contribution Agreement

[Schedule A]

Exhibit A

“Section 6. The occurrence of any of the following events shall be deemed to constitute an “Event of Default” hereunder: (a) the failure of the Company to pay the principal amount of this Note or any of the other Notes issued pursuant to the Purchase Agreement, together with all accrued but unpaid interest, on or after the Payment Date upon demand of the Holder thereof; (b) immediately upon the failure of the Company to perform any covenant or agreement in any material respect set forth in this Note, any of the other Notes or any of the other Transaction Documents, unless such failure could be remedied, in which case only if such failure shall continue unremedied for a period of thirty (30) days after written notice of such failure is delivered to the Company; (c) the entry of a judgment, order or decree against the Company with respect to, any encumbrance against, the making of any levy, seizure or attachment of, or the occurrence of any action which results in the forfeiture of the Collateral; (d) unless the security interest granted under the Security Agreement shall be released in accordance with the terms of the Security Agreement, the Company takes action that it does not have the lawful right to take causing the security interest and lien of the Holder on any portion of the Collateral to not be in full force and effect as a fully perfected first lien, or Company improperly and without lawful right contests the validity, enforceability, or perfection of any lien granted pursuant to the Transaction Documents with respect to any material items of Collateral, or the Company shall seek to disaffirm, terminate, limit or reduce its obligations under any of the Transaction Documents, and (e) any Liquidation Event. As used herein, “Liquidation Event” means the occurrence or institution by or against the Company or any of its Subsidiaries of (i) any bankruptcy, reorganization, receivership or insolvency proceeding, (ii) any appointment of a receiver or custodian for all or a substantial portion of the Company’s property; (iii) any assignment for the benefit of, or composition or arrangement with, the creditors of the Company (whether or not pursuant to bankruptcy or other insolvency laws), or (iv) any dissolution, liquidation, or other marshalling of the assets and liabilities of the Company.

For purposes hereof, the term “Transaction Document” shall mean (i) the Conversion, Termination and Release Agreement by and among the Holder and the Company, among others, dated August___, 2016 and (ii) those agreements and instruments that were Transaction Documents prior to the Effective Date and that are also Continuing Agreements, not including the Success Fee Agreement.

For purposes hereof, the term “other Notes” shall mean those agreements and instruments that were Notes prior to the Effective Date and that are also Continuing Agreements, not including the Series B Note.

[Exhibit A]